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                                                                   EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS




     We consent to the incorporation by reference in the registration statement of Activision, Inc. on Forms S-8 (File Nos. 33-48411, 33-63638, 33-91074, 333-06130, 333-12621 and 333-06054) and Forms S-3
     (File Nos. 33-68144 and 33-75878) of our report dated May 15, 1996 except for Note 9, as to which the date is June 10, 1997, on our audits of the consolidated financial statements and financial statement schedules of Activision, Inc. and Subsidiaries as of March 31, 1996 and for the years ended March 31, 1996 and 1995, which report is included in this Annual Report on Form 10-K.


     COOPERS & LYBRAND, LLP

     Los Angeles, California
     June 13, 1997